Exhibit 4.2

8.0% CUMULATIVE CAPITAL SECURITY CERTIFICATE

This Capital Security is a Global Certificate within the meaning of the Trust Agreement hereinafter referred to and is registered in the name of The Depository Trust Company (the “Depositary”) or a nominee of the Depositary. This Capital Security is exchangeable for Capital Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Trust Agreement (as defined below) and no transfer of this Capital Security (other than a transfer of this Capital Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.

Unless this Capital Security is presented by an authorized representative of The Depository Trust Company, a New York corporation (“Depository Trust Company”), to Air T, Inc. or its agent for registration of transfer, exchange or payment, and any Capital Security issued is registered in the name of Cede & Co., or such other name as requested by an authorized representative of Depository Trust Company (and any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of Depository Trust Company), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co. has an interest herein.

Certificate Number	Number of Capital Securities
C-_____	[_____________]

CUSIP NO. _______________

Certificate Evidencing Capital Securities

of

Air T Funding

8.0% Cumulative Capital Securities

(liquidation amount $25 per Capital Security)

AIR T Funding, a statutory trust created under the laws of the State of Delaware (the “Trust”), hereby certifies that [___________] (the “Holder”) is the registered owner of [______________ (________)] preferred securities of the Trust representing undivided beneficial interests in the assets of the Trust and designated the 8.0% Cumulative Capital Securities (liquidation amount $25 per Capital Security) (the “Capital Securities”). The Capital Securities are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in Section 504 of the Trust Agreement (as defined below). The designations, rights, privileges, restrictions, preferences, and other terms and provisions of the Capital Securities are set forth in, and this certificate and the Capital Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Trust Agreement of the Trust dated as of [_____ __, 2018], as the same may be amended from time to time (the “Trust Agreement”), among Air T, Inc. as Depositor, Delaware Trust Company, as Property Trustee and as Delaware Trustee, and the Administrative Trustees named therein including the designation of the terms of Capital Securities as set forth therein. The Holder is entitled to the benefits of the Capital Securities Guarantee Agreement entered into by Air T, Inc., a Delaware corporation, and Delaware Trust Company, as guarantee trustee, dated as of [________ ___, 2018], as the same may be amended from time to time, (the “Guaranty”), to the extent provided therein. The Trust will furnish a copy of the Trust Agreement and the Guaranty to the Holder without charge upon written request to the Trust at its principal place of business or registered office. Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

IN WITNESS WHEREOF, one of the Administrative Trustees of the Trust has executed this certificate this ___ day of ______, 2018.

AIR T FUNDING

By
Name:
Title: Administrative Trustee